Exhibit 10.1

RESIGNATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into as of this 19th day of June, 2020, by and between John W. Helmsdoerfer, for and on behalf of himself and his successors, heirs, family and assigns (“Helmsdoerfer”), Central Federal Corporation, a Delaware corporation (“Central Federal”), and CFBank, a federally chartered savings association (“CFBank”);

WHEREAS, the purpose of this Agreement is to set forth certain understandings which have been reached between Helmsdoerfer, Central Federal, and CFBank;

WHEREAS, Helmsdoerfer has been an employee of CFBank and Central Federal; and

WHEREAS, Helmsdoerfer, Central Federal, and CFBank desire to end the employment relationship between them with a minimum of hardship to Helmsdoerfer and disruption to Central Federal and CFBank.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.Helmsdoerfer shall voluntarily resign his employment with CFBank and Central Federal effective at the close of business on July 8, 2020 (the “Resignation Date”).  Helmsdoerfer’s resignation as an employee of CFBank and Central Federal will also constitute his resignation as an officer of both CFBank and Central Federal.

2.CFBank will pay to Helmsdoerfer the gross sum of $148,020.00, which sum represents the total base salary Helmsdoerfer would have received for the period of July 1, 2020 through December 31, 2020, and the estimated value of 1,000 shares of CF Bank stock based on the closing value on June 17, 2020, the business day prior to the date on which this agreement was presented on June 18, 2020.  The payment shall be made as a lump sum, less all applicable payroll deductions, including deductions for federal, state, local and Social Security taxes, as well as any withholding required by the benefits provided to Helmsdoerfer pursuant to Paragraph 3 of this Agreement.  The payment shall be made within 14 days of the Effective Date of this Agreement.  Except as expressly provided herein, Helmsdoerfer will not be entitled to receive any other benefits from CFBank or Central Federal following the Resignation Date.

3.Effective as of the Resignation Date, (a) the entire unvested portion of any Restricted Stock previously awarded to Helmsdoerfer under the Central Federal Corporation 2009 Equity Compensation Plan, as amended, and/or the Central Federal Corporation 2019 Equity Incentive Plan (collectively, the “Equity Plans”) shall immediately vest and (b) the entire unvested portion of any Incentive Stock Options previously awarded to Helmsdoerfer under the Equity Plans shall immediately vest, and all such Incentive Stock Options shall be exercisable in accordance with the terms of the Equity Plans and the applicable option award agreement(s); provided, however, that notwithstanding the terms of the Equity Plans or any option award agreement to the contrary, all such Incentive Stock Options shall remain exercisable until the expiration of the applicable option term(s).  In accordance with the Equity Plans and applicable law,  any Incentive Stock Options that are exercised by Helmsdoerfer after three months following the Resignation Date will be treated as nonqualified stock options at the time of exercise.    Central Federal, by and through the Compensation Committee of the Board of Directors of Central Federal, has authorized and approved the vesting of the Incentive Stock Option and the Restricted Stock as provided in this Paragraph 3 and the waiver of any and all forfeitures of the Incentive Stock Options and the Restricted Stock that would otherwise apply under the terms of the Equity Plans and the award agreements applicable thereto.

4.Helmsdoerfer will be entitled to receive an incentive payment, in an amount recommended by the CEO and approved by the Board Compensation Committee, pursuant to the terms of the Central Federal Corporation Incentive Compensation Plan.  Said incentive payment shall be paid to Helmsdoerfer on or before March 1, 2021, based on the achievement of Company performance objectives established by the Board Compensation Committee for the year ending December 31, 2020.   Helmsdoerfer shall be eligible to receive no more than 50% of what he would have received had he remained employed through the end of 2020, and in no case shall the payment to Helmsdoerfer be more than $100,000.00.

5.Helmsdoerfer agrees to perform the obligations of his current position through the Resignation Date and to cooperate with and provide reasonable assistance to CFBank and/or Central Federal to help transition his current job responsibilities to designated CFBank and/or Central Federal employees, both during the remainder of his employment and thereafter.

6. Immediately upon the Resignation Date, Helmsdoerfer shall return to CFBank and/or Central Federal any and all property of CFBank and/or Central Federal in his possession including, but not limited to, keys, equipment, all documents and computer files.  Helmsdoerfer agrees that he shall not take, copy, use or reveal to any person in any form or manner, any documents, computer files or information which CFBank and/or Central Federal deems confidential or proprietary, including, but not limited to, financial information, business and strategic plans, and other confidential materials or information.

7.Helmsdoerfer hereby releases and forever discharges CFBank, its operating companies or entities, subsidiary companies or entities, its parent companies or entities (including but not limited to Central Federal, its affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns (the “Released Parties”) from any and all claims, demands or rights of action which exist as of the date this Agreement is executed, whether contractual, common law or statutory, whether known or unknown, including but not limited to claims which may in any way relate to Helmsdoerfer’s employment and association with CFBank and Central Federal or the termination of that employment and association, including, but not limited to claims arising under the Age Discrimination in Employment Act.

8.Helmsdoerfer shall not voluntarily make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of any of the Released Parties, or which would interfere in any way with CFBank’s or Central Federal’s business relations with the general public.

9.Helmsdoerfer acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to take at least 21 days in which to review and consider this Agreement and to consult with legal counsel with respect thereto.  Helmsdoerfer further acknowledges that he has entered into this Agreement voluntarily and of his own free will.  Helmsdoerfer acknowledges his right to revoke this Agreement within seven days following the execution hereof by giving written notice thereof to CFBank.  In the event of such revocation, this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder.  If Helmsdoerfer does not revoke this Agreement, this Agreement will become effective on the 8th day following the date on which he was given a copy of the Agreement to review and consider (the “Effective Date”).

10.This Agreement shall not be construed in any manner as an admission by CFBank that it has violated any law, policy or procedure or acted wrongfully with respect to Helmsdoerfer or any other person, or that Helmsdoerfer has any rights whatsoever against CFBank or Central Federal. Helmsdoerfer acknowledges that CFBank and Central Federal specifically disclaim any liability to Helmsdoerfer arising from his employment relationship with CFBank and Central Federal or the termination of that relationship.

11. The April 22, 2019 Employment Agreement among the parties hereto is hereby terminated and rendered null and void on the Effective Date, except that Section 6 of said Employment Agreement shall remain in full force and effect in accordance with its terms.

12. This Agreement shall be construed under the laws of the State of Ohio.

13. If any amount otherwise payable to Helmsdoerfer pursuant to this Agreement is prohibited or limited by any statute, regulation, order or similar limitation in effect at the time the payments would otherwise be paid, including, without limitation, the requirements of 12 U.S.C. §1828(k) and/or 12 C.F.R. Part 359 (a “Regulatory Limitation”): (i) CFBank shall pay the maximum amount that may be paid under the Regulatory Limitation; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Regulatory Limitation.

14. This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409”) and to the extent not exempt, to comply with the requirements of Section 409A, and the terms of this Agreement shall be construed and administered to give full effect to this intent.

Signed as of this 19th day of June, 2020.

/s/ Ivory Brown                                          /s/ John W. Helmsdoerfer

Witness                                                        John W. Helmsdoerfer

CFBank

/s/ John Helmsdoerfer                                 By: /s/ Ivory Brown

Witness

                                                                    Its: SVP Human Resources

Central Federal Corporation

/s/ Ivory Brown                                           By: /s/ Timothy O’Dell

Witness

                                                                    Its: President and CEO